Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Clever Leaves Holdings Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of Clever Leaves Holdings Inc. of our report dated March 30, 2021, except for the effect of the restatement disclosed in Notes 3 and 18, as to which the date is May 14, 2021, relating to the consolidated financial statements of Clever Leaves Holdings Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding restatement of previously issued financial statements.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP

Vancouver, Canada
May 24, 2021